Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	§	Chapter 11
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PETROQUEST ENERGY, INC., et al.,	§	Case No. 18-36322 (DRJ)
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Debtors.[1]	§	(Jointly Administered)
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DEBTORS’ FIRST AMENDED CHAPTER 11 PLAN OF

REORGANIZATION, AS IMMATERIALLY MODIFIED AS OF JANUARY 14, 2019

PORTER HEDGES LLP

John F. Higgins (TX 09597500)

Joshua W. Wolfshohl (TX 24038592)

M. Shane Johnson (TX 24083263)

1000 Main Street, 36th Floor

Houston, Texas 77002

ATTORNEYS FOR THE DEBTORS

Dated: January 14, 2019

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: PetroQuest Energy, Inc. (0714), PetroQuest Energy, L.L.C. (2439), TDC Energy LLC (8877), PetroQuest Oil & Gas, L.L.C. (1170), PQ Holdings LLC (7576), Pittrans Inc. (1747), and Sea Harvester Energy Development, L.L.C. (5903). The address of the Debtors’ headquarters is: 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

ii

iii

INTRODUCTION

PetroQuest Energy, Inc. and its Debtor affiliates, as Debtors and debtors in possession, propose this plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1.    “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507 (a) (2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

2.    “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

3.    “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

4.    “Allowed” means with respect to any Claim against a Debtor, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Claim Filed by the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for Filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable (or for which Claim under the Plan, under the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a

Claim Allowed pursuant to the Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed and the applicable period of time fixed by the Plan to File an objection has passed, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for Filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

5.    “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

6.    “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

7.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.

8.    “Bar Date Order” means the order entered by the Court setting the Claims Bar Date and the Governmental Bar Date [Docket No. 272].

9.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

10.    “Cash” means the legal tender of the United States of America or the equivalent thereof.

11.    “Cash Collateral” shall have the meaning set forth in section 363(a) of the Bankruptcy Code.

12.    “Cash Collateral Order” means the Final Order entered by the Court authorizing the Debtors to, on a final basis, use Cash Collateral.

13.    “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account,

defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

14.    “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Court.

15.    “Charging Lien” means any Lien or other right to payment arising prior to the Effective Date pursuant to which the Indenture Trustee is entitled, under the terms of its Indenture or any related or ancillary document, instrument, agreement or principle of law, to receive payment of its fees, costs and expenses prior to payment of any distributions under the Plan owing to the Holders of the Notes issued under such Indenture, which Lien or other priority in payment shall be deemed a separate right and Claim of the Indenture Trustee arising under the Plan.

16.    “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

17.    “Claims Bar Date” means January 15, 2019, established pursuant to the Bar Date Order, that Claims other than Administrative Claims and Claims held by Governmental Units, must be Filed.

18.    “Claims Objection Deadline” means the deadline for objecting to a Claim against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Court for objecting to such Claims.

19.    “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Notice and Claims Agent.

20.    “Class” means a category of Claims against or Interests in the Debtors as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

21.    “Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of February 17, 2016, by and among PetroQuest, PQE, TDC, and the Indenture Trustee, as amended, modified, or supplemented from time to time.

22.    “Combined Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders and the Consenting Second Lien PIK Noteholders.

23.    “Combined Prepetition Second Lien Noteholders” means the Prepetition Second Lien Noteholders and the Prepetition Second Lien PIK Noteholders.

24.    “Commitment Parties” means the MacKay Funds and the Corre Funds.

25.    “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

26.    “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

27.    “Confirmation Hearing” means the hearing or hearings held by the Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

28.    “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

29.    “Consenting Creditors” means the Consenting Term Loan Lenders and the Combined Consenting Second Lien Noteholders.

30.     “Consenting Creditors Fee Escrow Account” means an interest-bearing account in an amount equal to the Consenting Creditors Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article IV.P.

31.    “Consenting Creditors Fee Reserve Amount” means the total amount of Consenting Creditors Fees reasonably estimated in accordance with Article IV.P.

32.    “Consenting Creditors Fees” means, to the extent not already authorized pursuant to the Cash Collateral Order or other order of the Court, and except with respect to the Debtors and the Creditors’ Committee, the reasonable and documented fees and expenses incurred on or after the Petition Date of the Consenting Creditors Professionals.

33.    “Consenting Creditors Professionals” means (i) Akin Gump Strauss Hauer & Feld LLP, as counsel to the Consenting Creditors, (ii) Houlihan Lokey, Inc., as financial advisor to the Consenting Creditors, and (iii) Reed Smith LLP, as counsel to the Indenture Trustee.

34.    “Consenting Second Lien Noteholders” means the Prepetition Second Lien Noteholders that are party to the Restructuring Support Agreement.

35.    “Consenting Second Lien PIK Noteholders” means the Prepetition Second Lien PIK Noteholders that are party to the Restructuring Support Agreement.

36.    “Consenting Term Loan Lenders” means the Prepetition Term Loan Lenders that are party to the Restructuring Support Agreement.

37.    “Consummation” means the occurrence of the Effective Date.

38.    “Convenience Claim” means an Allowed General Unsecured Claim with a face amount equal to or less than $7,500.

39.    “Convenience Class Distribution” means, with respect to each Convenience Claim, an amount equal to 50.0% of such Convenience Claim.

40.    “Corre Funds” means Corre Opportunities Qualified Master Fund, LP, Corre Opportunities II Master Fund, LP, Corre Horizon Interim Fund LLC, any funds related to the foregoing that are signatories to the Restructuring Support Agreement, and any of such funds’ successors or assigns.

41.    “Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of Texas.

42.    “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on November 20, 2018 [Docket No. 141].

43.    “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code.

44.    “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith, and (c) procedures for resolution by the Court of any related disputes.

45.    “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

46.    “Debt Documents” means, as the context may require, the “Loan Documents” as defined in the Prepetition Term Loan Agreement, and the “Note Documents” as defined in each of the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture.

47.    “Debtors” means, collectively, the following: PetroQuest, PQE, TDC, POG, PQ Holdings, Pittrans, and Sea Harvester.

48.    “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions and shall include, without limitation: (a) the Restructuring Support Agreement and all exhibits thereto; (b) the Plan (including the Plan Supplement and all exhibits thereto, including, without limitation, the New Organizational Documents and the Registration Rights Agreement) and the Confirmation Order; (c) the Disclosure Statement; (d) the motion to approve the Disclosure Statement, the order approving the

Disclosure Statement, and the solicitation materials with respect to the Plan; (e) the motion seeking assumption of the Debtors’ obligation under the Restructuring Support Agreement to pay the fees, costs, and documented out of pocket expenses of the Consenting Creditors Professionals; (f) the New Second Lien PIK Notes Documents; (g) the Exit Facility and the Exit Facility Documents; (h) the motion seeking authority for the Debtors to use the cash collateral of the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders and any interim and final orders related thereto; (i) the first day motions, second day motions, and orders of the Court approving any first day motions or second day motions; (j) a 3-year business plan for the Debtors; and (k) any other documents, instruments, schedules or exhibits described in, related to, contemplated in, or necessary to implement, each of the foregoing. Any document that is included within this definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to the Debtors and the Requisite Creditors.

49.    “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or any portion thereof, is not Allowed.

50.    “Disbursing Agent” means, on the Effective Date, the Reorganized Debtors, their agent, or any Entity or Entities designated by the Reorganized Debtors, including the Indenture Trustee in accordance with Art. VI.B.1.d, to make or facilitate distributions that are to be made pursuant to the Plan, except for distributions to Holders of General Unsecured Claims.

51.    “Disclosure Statement” means the Third Amended Disclosure Statement for the Debtors’ First Amended Chapter 11 Plan of Reorganization, dated as of January 3, 2019, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

52.    “Disputed Claim” means a Claim that is not yet Allowed.

53.    “Disputed Claims Reserve” means a reserve of Cash that may be funded on or after the Effective Date pursuant to Article VII.E hereof.

54.    “Distribution Record Date” means, other than with respect to the Second Lien Notes Claims, the date for determining which Holders of Allowed Claims are eligible to receive distributions pursuant to the Plan, which shall be the date that the Confirmation Order is entered by the Court, or such other date specified in the Confirmation Order. For the avoidance of doubt, distributions to the Second Lien Notes Claims shall be made pursuant to the surrender of the underlying notes, on or as soon as practicable after the Effective Date; provided, however, that no Distribution Record Date shall apply to publicly held securities if distribution of such securities will be effectuated through DTC and shall be made through the facilities of the DTC in accordance with the customary practices of DTC for a mandatory distribution.

55.    “DTC” means The Depository Trust Company.

56.    “Effective Date” means the date that is a Business Day selected by the Debtors and the Requisite Creditors, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective.

57.    “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

58.    “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

59.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

60.    “Exculpated Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Creditors’ Committee, and (d) with respect to the foregoing (a) through (c), as applicable, each of their respective members, current and former Affiliates, and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

61.    “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

62.    “Exit Facility” means a new credit facility or credit facilities among PetroQuest, PQE, the lenders party thereto, and the Exit Facility Agent, on the terms and conditions set forth in the Exit Facility Documents, which terms and conditions shall be consistent with Exhibit B of the Restructuring Support Agreement and otherwise acceptable to the Debtors and the Requisite Creditors.

63.    “Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility, or any successor thereto, solely in its capacity as such.

64.    “Exit Facility Commitment Letter” means the commitment letter entered into by the Commitment Parties in connection with the Exit Facility pursuant to which the Commitment Parties agree to backstop the Exit Facility as described in Article IV.B.3 herein, which terms and conditions shall be acceptable to the Debtors and the Requisite Creditors.

65.    “Exit Facility Documents” means the Exit Facility, the Exit Facility Commitment Letter, and any other guarantee, security, and relevant documentation with respect to the Exit Facility, each in form and substance acceptable to the Debtors and the Requisite Creditors.

66.    “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

67.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent or the Court through the PACER or CM/ECF website.

68.    “Final Order” means (i) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

69.    “First Lien Claims” means, collectively, Claims against the Debtors arising under the Prepetition Term Loan Agreement.

70.    “General Unsecured Claim” means any Unsecured Claim against any Debtor (including, for the avoidance of doubt, any Claim arising from the rejection of an Executory Contract or Unexpired Lease and the Second Lien Deficiency Claims) that is not otherwise paid in full or otherwise satisfied during the Chapter 11 Cases pursuant to an order of the Court, other than a Priority Tax Claim, an Other Priority Claim, a Section 510(b) Claim, or an Intercompany Claim.

71.    “General Unsecured Claims Distribution” means $1,200,000 in Cash, less (a) the Convenience Class Distribution and (b) the reasonable out of pocket expenses of the GUC Administrator, including, without limitation, the fees and expenses of the GUC Administrator’s counsel.

72.    “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

73.    “Governmental Bar Date” means May 5, 2019, the date established pursuant to the Bar Date Order by which Proofs of Claim of Governmental Units must be Filed.

74.    “GUC Administrator” means the Entity designated by the Creditors’ Committee, in consultation with the Debtors and the Requisite Creditors, and identified at or prior to the Confirmation Hearing, to, among other things, (a) object to General Unsecured Claims, (b) administer the General Unsecured Claims allowance process, and (c) authorize distributions to Holders of General Unsecured Claims from the General Unsecured Claims Distribution, in each case, as set forth in the Plan and the GUC Administrator Agreement.

75.    “GUC Administrator Agreement” means the agreement governing the GUC Administrator’s duties and responsibilities Filed as part of the Plan Supplement.

76.    “Holder” means any Person or Entity holding a Claim or an Interest.

77.    “Hoog/Lee Litigation Claims” means the litigation claims arising from Kevin Hoog v. PetroQuest Energy, LLC et al., Case No. 16-cv-00463, pending in the United States District Court for the Eastern District of Oklahoma and Philip Lee v. PetroQuest Energy, LLC et al., Case No. 16-cv-00516, pending in the United States District Court for the Eastern District of Oklahoma.

78.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

79.    “Indenture Trustee” means Wilmington Trust, National Association as the Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee.

80.    “Indentures” means the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture.

81.     “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

82.    “Intercompany Claim” means any Claim held by one Debtor against another Debtor.

83.    “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

84.    “Interests” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, the PetroQuest Preferred Stock and the PetroQuest Common Stock, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

85.    “Interim Compensation Order” means the order entered by the Court establishing procedures for compensation of Professionals.

86.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

87.    “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

88.    “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

89.    “MacKay Funds” means any funds or accounts to which MacKay Shields LLC has sole investment or voting discretion that are or become signatories to the Restructuring Support Agreement and any of the foregoing funds’ or accounts’ successors or assigns.

90.    “Management Equity Pool” means the New Equity (on a fully diluted basis as of the Effective Date) reserved under the Management Incentive Plan after the New Equity is issued pursuant to the Put Option Premium and to Holders of Second Lien Notes Claims, 9% of which will be allocated by the New Parent Board to the management of the Reorganized Debtors no later than the Effective Date on the terms and conditions set forth in the MIP Term Sheet, and 200,000 shares of which will be granted following the Effective Date to such persons, at such times and subject to such terms and conditions as are determined by the New Parent Board. For the avoidance of doubt, the total New Equity reserved under the Management Incentive Plan will be calculated after the New Equity is issued pursuant to the Put Option Premium and will dilute both the New Equity issued pursuant to the Put Option Premium and the New Equity issued to Holders of Second Lien Notes Claims.

91.    “Management Incentive Plan” means that certain post-Effective Date management incentive plan, pursuant to which the Management Equity Pool shall be reserved and allocated as part of the compensation provided to the Reorganized Debtors’ management on the terms and conditions set forth in the MIP Term Sheet.

92.    “MIP Term Sheet” means the term sheet attached as Exhibit D to the Restructuring Support Agreement detailing the terms of the Management Incentive Plan.

93.    “New Boards” means the initial board of directors, members, or managers, as applicable, of each Reorganized Debtor, including the New Parent Board, as designated in accordance with Article IV.I.

94.    “New Equity” means the common stock, par value $0.01 per share, of New Parent to be issued pursuant to the Plan on the Effective Date.

95.    “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, limited liability company agreement, or such other applicable formation, constitutional, or organizational documents of each of the Reorganized Debtors, which forms are included in the Plan Supplement and shall be consistent in all respects with the Registration Rights Agreement and the Governance Term Sheet attached as Exhibit F to the Restructuring Support Agreement.

96.    “New Parent” means PetroQuest or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

97.    “New Parent Board” means the initial board of directors of New Parent, as determined pursuant to Article IV.I.

98.    “New Second Lien PIK Indenture” means that certain Indenture dated as of the Effective Date (as amended or supplemented from time to time) among PetroQuest, as borrower, PQE and TDC as guarantors, and the New Second Lien PIK Trustee.

99.    “New Second Lien PIK Notes” means the 10% Second Lien Senior Secured PIK Notes due 2024 issued pursuant to the New Second Lien PIK Indenture, which New Second Lien PIK Notes shall be consistent with Exhibit C of the Restructuring Support Agreement and otherwise acceptable to the Debtors and the Requisite Creditors.

100.    “New Second Lien PIK Notes Documents” means the New Second Lien PIK Indenture and any other guarantee, security, and relevant documentation with respect to the New Second Lien PIK Notes, each in form and substance acceptable to the Requisite Creditors.

101.    “New Second Lien PIK Trustee” means Wilmington Trust, National Association as the Trustee and Collateral Trustee under the New Second Lien PIK Indenture.

102.    “Notes” means the Prepetition Second Lien Notes and the Prepetition Second Lien PIK Notes.

103.    “Notice and Claims Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

104.    “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Secured Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such claim has not already been paid during the Chapter 11 Cases.

105.    “Other Secured Claim” means any Secured Claim other than the following: (a) First Lien Claims; (b) Second Lien Notes Claims; or (c) Secured Tax Claims. For the avoidance of doubt, “Other Secured Claims” includes any Claim against a Debtor, arising under, derived from, or based upon any letter of credit issued for the account of one or more Debtors, the reimbursement obligation for which is either secured by a Lien or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

106.    “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

107.    “Petition Date” means November 6, 2018, the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases.

108.    “PetroQuest” means PetroQuest Energy, Inc., a Delaware corporation.

109.    “PetroQuest Common Stock” means PetroQuest’s authorized and issued common stock, par value $.001 per share, outstanding as of the Petition Date.

110.    “PetroQuest Interests” means, collectively, any Interests in PetroQuest, including the PetroQuest Common Stock and PetroQuest Preferred Stock.

111.    “POG” means PetroQuest Oil & Gas, L.L.C., a Louisiana limited liability company.

112.    “PetroQuest Preferred Stock” means PetroQuest’s authorized and issued shares of 6.875% Series B Cumulative Convertible Perpetual Preferred Stock outstanding as of the Petition Date.

113.    “Pittrans” means Pittrans Inc., an Oklahoma corporation.

114.    “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Restructuring Support Agreement and the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules to the Plan.

115.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance acceptable to the Requisite Creditors (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), Filed by the Debtors on January 11, 2019, and additional documents or amendments to previously Filed documents, Filed before the Confirmation Date as amendments to the Plan Supplement (which, for the avoidance of doubt, shall also be in form and substance acceptable to the Requisite Creditors), including the following, as applicable: (a) the New Organizational Documents; (b) the New Second Lien PIK Notes Documents; (c) the terms of the Exit Facility and the Exit Facility Documents; (d) the Schedule of Rejected Executory Contracts and Unexpired Leases; (e) the Schedule of Assumed Executory Contracts and Unexpired Leases; (f) a list of retained Causes of Action; (g) the Management Incentive Plan; (h) the identity of the members of the New Boards and the senior management team to be retained by the Reorganized Debtors as of the Effective Date (to the extent known); (i) the Registration Rights Agreement; and (j) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date subject in all respects to the consent rights set forth herein and in the Restructuring Support Agreement.

116.    “PQE” means PetroQuest Energy, L.L.C., a Louisiana limited liability company.

117.    “PQ Holdings” means PQ Holdings LLC, a Louisiana limited liability company.

118.    “Prepetition Agreements” means (i) the Prepetition Term Loan Agreement, (ii) the Prepetition Second Lien Indenture, and (iii) the Prepetition Second Lien PIK Indenture.

119.    “Prepetition Intercreditor Agreement” means the Intercreditor Agreement, dated as of February 17, 2016, by and among the PetroQuest, PQE, TDC, JPMorgan Chase Bank, N.A., and the Indenture Trustee, as amended, modified, or supplemented from time to time.

120.    “Prepetition Second Lien Indenture” means that certain Indenture dated as of February 17, 2016 (as amended or supplemented from time to time, including by the First Supplemental Indenture dated as of September 13, 2016), among PetroQuest, as borrower, PQE and TDC as guarantors, and the Prepetition Second Lien Trustee.

121.    “Prepetition Second Lien Noteholders” means the Holders of the Prepetition Second Lien Notes.

122.    “Prepetition Second Lien Notes” means the 10% Second Lien Secured Senior Notes due 2021 issued pursuant to the Prepetition Second Lien Indenture.

123.    “Prepetition Second Lien Notes Claims” means Claims against the Debtors arising under the Prepetition Second Lien Indenture and the Prepetition Second Lien Notes, which for the avoidance of doubt shall include both the Prepetition Second Lien Notes Secured Claims and the Second Lien Notes Deficiency Claims.

124.    “Prepetition Second Lien Notes Secured Claims” means the Prepetition Second Lien Notes Claims, to the extent such claims are Secured.

125.    “Prepetition Second Lien PIK Indenture” means that certain Indenture dated as of September 27, 2016 (as amended or supplemented from time to time), among PetroQuest, as borrower, PQE and TDC as guarantors, and the Prepetition Second Lien PIK Trustee.

126.    “Prepetition Second Lien PIK Noteholders” means the Holders of the Prepetition Second Lien PIK Notes.

127.    “Prepetition Second Lien PIK Notes” means the 10% Second Lien Senior Secured PIK Notes due 2021 issued pursuant to the Prepetition Second Lien PIK Indenture.

128.    “Prepetition Second Lien PIK Notes Claims” means Claims against the Debtors arising under the Prepetition Second Lien PIK Indenture and the Prepetition Second Lien PIK Notes, which for the avoidance of doubt shall include both the Prepetition Second Lien PIK Notes Secured Claims and the Second Lien PIK Notes Deficiency Claims.

129.    “Prepetition Second Lien PIK Notes Secured Claims” means the Prepetition Second Lien PIK Notes Claims, to the extent such claims are Secured.

130.    “Prepetition Second Lien PIK Trustee” means Wilmington Trust, National Association, as the Trustee and Collateral Trustee under the Prepetition Second Lien PIK Indenture.

131.    “Prepetition Second Lien Trustee” means Wilmington Trust, National Association, as the Trustee and Collateral Trustee under the Prepetition Second Lien Indenture.

132.    “Prepetition Term Loan Agent” means Wells Fargo Bank, N.A., as administrative agent under the Prepetition Term Loan Agreement.

133.    “Prepetition Term Loan Agreement” means that certain Multidraw Term Loan Agreement, dated as of August 31, 2018 (as amended from time to time), among PetroQuest, PQE, TDC, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders.

134.    “Prepetition Term Loan Lenders” means the lenders under the Prepetition Term Loan Agreement.

135.    “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

136.    “Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

137.    “Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

138.    “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.

139.    “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article II.B.2.

140.    “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.B.3.

141.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

142.    “Put Option Premium” means the premium payable to the Commitment Parties in consideration of their commitments under the Exit Facility Commitment Letter in the form of New Equity equal to 3% of the principal amount of the Exit Facility, which New Equity shall be valued in accordance with the Plan. For the avoidance of doubt, the Put Option Premium will not dilute the Management Equity Pool granted pursuant to the Management Incentive Plan.

143.    “Registration Rights Agreement” means the registration rights agreement by and among New Parent and the Consenting Creditors signatory thereto, dated as of the Effective Date, which shall be in form and substance acceptable to the Debtors and the Requisite Creditors.

144.    “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

145.    “Released Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditors; (d) the Indenture Trustee; (e) the Creditors’ Committee and its past and current members in their capacities as such; and (f) with respect to each of the foregoing parties under (a) through (e), such Entity and its current and former direct and indirect Affiliates, and such Entity’s current and former direct and indirect Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equityholders, officers, directors, managers, principals, members, employees, subcontractors, advisors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

146.    “Releasing Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditors; (d) the Indenture Trustee; (e) the Creditors’ Committee and its past and current members in their capacities as such; (f) all Holders of Claims and Interests that are deemed to accept the Plan; (g) all Holders of Claims who vote to accept the Plan; (h) all Holders of Claims who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not opt out of the releases provided by the Plan; and (j) with respect to each of the foregoing parties under (a) through (i), such Entity and its current and former direct and indirect Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such. For the avoidance of doubt, the term “Releasing Party” does not include Holders of Claims or Interests who are not entitled to vote on the Plan.

147.    “Reorganized Debtors” means PetroQuest, PQE, POG, and PQ Holdings, or any successors thereto, by merger, consolidation, or otherwise (including New Parent), in each case in accordance with the Plan and the Restructuring Transactions, on or after the Effective Date.

148.    “Requisite Creditors” means each of (i) the Requisite Term Loan Lenders, (ii) the Requisite Second Lien Noteholders, and (iii) the Requisite Second Lien PIK Noteholders.

149.    “Requisite Second Lien Noteholders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Second Lien Notes after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding or Beneficially Owning Prepetition Second Lien Notes that together equal less than 50% of the Prepetition Second Lien Notes held by the Consenting Second Lien Noteholders, “Requisite Second Lien Noteholders” shall mean Consenting Second Lien Noteholders holding or Beneficially Owning at least a majority of the outstanding Prepetition Second Lien Notes held by the Consenting Second Lien Noteholders as of such date; provided, further, that in all cases, “Requisite Second Lien Noteholders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Second Lien Notes after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Second Lien Notes after the Support Effective Date as described in the foregoing provision.

150.    “Requisite Second Lien PIK Noteholders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Second Lien PIK Notes after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding or Beneficially Owning Prepetition Second Lien PIK Notes that together equal less than

50% of the Prepetition Second Lien PIK Notes held by the Consenting Second Lien PIK Noteholders, “Requisite Second Lien PIK Noteholders” shall mean Consenting Second Lien PIK Noteholders holding or Beneficially Owning at least a majority of the outstanding Prepetition Second Lien PIK Notes held by the Consenting Second Lien PIK Noteholders as of such date; provided, further, that in all cases, “Requisite Second Lien PIK Noteholders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Second Lien PIK Notes after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Second Lien PIK Notes after the Support Effective Date as described in the foregoing provision.

151.    “Requisite Term Loan Lenders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Term Loans after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding Prepetition Term Loans in amounts that together equal less than 50% of the Prepetition Term Loans held by the Consenting Term Loan Lenders, “Requisite Term Loan Lenders” shall mean Consenting Term Loan Lenders holding at least a majority of the outstanding Prepetition Term Loans held by the Consenting Term Loan Lenders as of such date; provided, further, that in all cases, “Requisite Term Loan Lenders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Term Loans after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Term Loans after the Support Effective Date as described in the foregoing provision.

152.    “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated November 6, 2018 and as amended on December 18, 2018, by and among the Debtors and the Consenting Creditors, as amended, modified, or supplemented from time to time.

153.     “Restructuring Transactions” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Restructuring Support Agreement and the Plan.

154.    “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

155.    “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the Plan with the consent of the Requisite Creditors, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

156.    “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan with the consent of the Requisite Creditors, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

157.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms B 206A-H, as the same may have been amended, modified, or supplemented from time to time.

158.    “Sea Harvester” means Sea Harvester Energy Development, L.L.C., a Louisiana limited liability company.

159.    “Second Lien Deficiency Claims” means the Second Lien Notes Deficiency Claims and the Second Lien PIK Notes Deficiency Claims.

160.    “Second Lien Notes Claims” means collectively, the Prepetition Second Lien Notes Claims and the Prepetition Second Lien PIK Notes Claims.

161.    “Second Lien Notes Deficiency Claims” means any deficiency Claims held by the Prepetition Second Lien Noteholders.

162.    “Second Lien PIK Notes Deficiency Claims” means any deficiency Claims held by the Prepetition Second Lien PIK Noteholders.

163.    “Section 510(b) Claim” means any Claim against a Debtor arising from (a) rescission of a purchase or sale of a security of any Debtor or an Affiliate of any Debtor, (b) purchase or sale of such a security, or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

164.    “Secured” means when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

165.    “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

166.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

167.    “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

168.    “Settled Issues” shall have the meaning set forth in Article VIII.A.

169.    “Support Effective Date” means the earliest date on which counterpart signature pages to the Restructuring Support Agreement shall have been executed and delivered by (i) the Debtors, (ii) Consenting Term Loan Lenders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Term Loans, (iii) Consenting Second Lien Noteholders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien Notes, and (iv) Consenting Second Lien PIK Noteholders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien PIK Notes.

170.    “TDC” means TDC Energy, LLC, a Louisiana limited liability company.

171.    “Transfer” has the meaning given to such term in the Restructuring Support Agreement.

172.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

173.    “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

174.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim whose Holder has not: (a) accepted such distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept such distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate such distribution; or (d) taken any other action necessary to facilitate such distribution.

175.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

176.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are “unimpaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.

177.    “Unsecured” means not Secured.

178.    “Voting Deadline” means January 23, 2019, the deadline for submitting votes to accept or reject the Plan as set by the Court.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan and the Restructuring Support Agreement; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (12) except as otherwise provided, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Texas without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing, other than the Plan Supplement), the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed, if not Allowed as of the Effective Date; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims arising between the Petition Date and the Effective Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

For the avoidance of doubt, Claims for fees and expenses of advisors to the Debtors and the Creditors’ Committee shall constitute Professional Fee Claims.

B.	Professional Compensation

1.    Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Court, will be promptly paid from the Professional Fee Escrow Account in the full Allowed amount of each such Professional Fee Claim. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Court.

2.    Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

3.    Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.    Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.	Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first. The Reorganized Debtors shall continue to File quarterly-post confirmation operating reports in accordance with the U.S. Trustee’s Region 7 Guidelines for Debtors-in-Possession.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and the classifications set forth in Classes 1 through 11 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 11 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E below.

1.    Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (Deemed to Accept)

2	Other Secured Claims	Unimpaired	No (Deemed to Accept)

3	Secured Tax Claims	Unimpaired	No (Deemed to Accept)

4	First Lien Claims	Unimpaired	No (Deemed to Accept)

5	Prepetition Second Lien Notes Secured Claims	Impaired	Yes

6	Prepetition Second Lien PIK Notes Secured Claims	Impaired	Yes

7a	General Unsecured Claims Other than Convenience Claims	Impaired	Yes

7b	Convenience Claims	Impaired	Yes

8	Section 510(b) Claims	Impaired	No (Deemed to Reject)

9	Intercompany Claims	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)

10	Intercompany Interests	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)

11	PetroQuest Interests	Impaired	No (Deemed to Reject)

B.	Treatment of Claims and Interests

1.    Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims will not be entitled to vote to accept or reject the Plan.

2.    Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

3.    Class 3 – Secured Tax Claims

a.	Classification: Class 3 consists of Secured Tax Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Secured Tax Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Secured Tax Claim, (iii) the return or abandonment of the collateral securing such Allowed Secured Tax Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 3 is Unimpaired under the Plan. Each Holder of a Secured Claim Tax will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Tax Claims will not be entitled to vote to accept or reject the Plan.

4.    Class 4 – First Lien Claims

a.	Classification: Class 4 consists of the First Lien Claims.

b.	Allowance: The First Lien Claims shall be Allowed in the aggregate principal amount of $50,000,000, plus any accrued and unpaid interest and expenses.

c.	Treatment: On or before the Effective Date, each Holder of a First Lien Claim will receive Cash equal to the amount of its Allowed Claim from funds available pursuant to the Exit Facility.

d.

Voting: Class 4 is Unimpaired under the Plan. Each Holder of a First Lien Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of First Lien Claims will not be entitled to vote to accept or reject the Plan.

5.    Class 5 – Prepetition Second Lien Notes Secured Claims

a.	Classification: Class 5 consists of all Prepetition Second Lien Notes Secured Claims.

b.	Allowance: The Prepetition Second Lien Notes Claims shall be Allowed in the aggregate amount of $9,427,000 plus any accrued and unpaid interest thereon payable through the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Prepetition Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien Notes Secured Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $275,045,768 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien PIK Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.

d.	Voting: Class 5 is Impaired under the Plan. Each Holder of an Allowed Prepetition Second Lien Notes Secured Claim will be entitled to vote to accept or reject the Plan.

6.    Class 6 – Prepetition Second Lien PIK Notes Secured Claims

a.	Classification: Class 6 consists of all Prepetition Second Lien PIK Notes Secured Claims.

b.	Allowance: The Prepetition Second Lien PIK Notes Claims shall be Allowed in the aggregate amount of $275,045,768 plus any accrued and unpaid interest thereon payable through the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Prepetition Second Lien PIK Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien PIK Notes Secured Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $9,427,000 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.

d.	Voting: Class 6 is Impaired under the Plan. Each Holder of an Allowed Prepetition Second Lien PIK Notes Secured Claim will be entitled to vote to accept or reject the Plan.

7.    Class 7a – General Unsecured Claims Other than Convenience Claims

a.	Classification: Class 7a consists of all General Unsecured Claims other than Convenience Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed General Unsecured Claim and of and in exchange for each Allowed General Unsecured Claim, each such Holder shall receive its Pro Rata share of the General Unsecured Claims Distribution on the Effective Date; provided, however, that the Holders of Second Lien Notes Claims shall not receive any distribution on account of their Allowed Second Lien Deficiency Claims; provided, further, that, subject to the entry of an order authorizing the Holders of the Hoog/Lee Litigation Claims to file a class Proof of Claim on account of such Claims, the aggregate portion of the General Unsecured Claims Distribution distributed to the Holders of the Hoog/Lee Litigation Claims shall not exceed $400,000.

c.	Voting: Class 7a is Impaired under the Plan. Each Holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

8.    Class 7b – Convenience Claims

a.	Classification: Class 7b consists of all Convenience Claims.

b.	Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of each Convenience Claim and of and in exchange for each

Convenience Claim, each such Holder shall receive the Convenience Class Distribution. For the avoidance of doubt, Holders of Allowed General Unsecured Claims with a face amount greater than $7,500 may elect to reduce the face amount of their Allowed General Unsecured Claim to $7,500 by notifying the GUC Administrator of such election and receive the treatment specified in this section for Class 7b Convenience Claims.

c.	Voting: Class 7b is Impaired under the Plan. Each Holder of a Convenience Claim will be entitled to vote to accept or reject the Plan.

d.

Election into Class 7b: Not less than thirty (30) days after the Effective Date, the GUC Administrator shall provide a notice to all Holders of General Unsecured Claims asserting a face amount greater than $7,500. Such Holders shall have fourteen (14) days following receipt of such notice to notify the GUC Administrator in writing that in the event their Claim becomes an Allowed General Unsecured Claim, such Holder elects to have its General Unsecured Claim treated as a Convenience Claim and to receive the treatment specified in this section for Class 7b Convenience Claims.

9.    Class 8 – Section 510(b) Claims

a.	Classification: Class 8 consists of all Section 510(b) Claims.

b.

Treatment: Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

c.

Voting: Class 8 is Impaired under the Plan. Each Holder of a Section 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Section 510(b) Claims will not be entitled to vote to accept or reject the Plan.

10.    Class 9 – Intercompany Claims

a.	Classification: Class 9 consists of all Intercompany Claims.

b.

Treatment: Intercompany Claims shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable. For the avoidance of doubt, Intercompany Claims that are Reinstated as of the Effective Date, if any, shall be subordinate in all respects to the Exit Facility and the New Second Lien PIK Notes.

c.	Voting: Intercompany Claims are either Unimpaired, in which case the Holders of such Intercompany Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

11.    Class 10 – Intercompany Interests

a.	Classification: Class 10 consists of all Intercompany Interests.

b.

Treatment: Intercompany Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.

No distributions on account of Intercompany Interests are being made to the Holders of such Intercompany Interests. Instead, to the extent Intercompany Interests are Reinstated under the Plan, such Reinstatement is solely for the purposes of administrative convenience, for the ultimate benefit of the Holders of the New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall continue to be owned by the Reorganized Debtor that corresponds to the Debtor that owned such Intercompany Interests prior to the Effective Date.

c.

Voting: Intercompany Interests are either Unimpaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Interests will not be entitled to vote to accept or reject the Plan.

12.    Class 11 – PetroQuest Interests

a.	Classification: Class 11 consists of all PetroQuest Interests.

b.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, all PetroQuest Interests will be extinguished and the Holders of PetroQuest Interests shall not receive or retain any distribution, property, or other value on account of their PetroQuest Interests.

c.

Voting: Class 11 is Impaired under the Plan. Each Holder of a PetroQuest Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of PetroQuest Interests will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the Filing of the Plan shall constitute a motion for such relief.

E.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

G.	Subordinated Claims

Except as may be the result of the settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors, with the consent of the Requisite Creditors, shall undertake the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) all transactions necessary to provide for the purchase of some or substantially all of the assets of or Interests in any of the Debtors, which transactions shall be structured in the most tax efficient manner, including in whole or in part as a taxable transaction for United States federal income tax purposes, as determined by the Debtors and the Requisite Creditors; (5) the execution and delivery of the Exit Facility Documents; (6) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; and (7) all other actions that the Debtors, the Reorganized Debtors, or the Requisite Creditors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1.    Issuance and Distribution of New Equity

The New Equity, including options, or other equity awards, if any, reserved under the Management Incentive Plan, shall be authorized on the Effective Date without the need for any further corporate action and without any further action by the Debtors, the Reorganized Debtors, or Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

2.    New Second Lien PIK Notes

On the Effective Date, New Parent will issue the New Second Lien PIK Notes in accordance with the terms of the New Second Lien PIK Notes Documents. The Confirmation Order shall constitute approval of the New Second Lien PIK Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, including the payment of all fees and expenses provided for therein), and authorization for the Reorganized Debtors to enter into and perform under the New Second Lien PIK Notes Documents and such other documents as may be required or appropriate.

The New Second Lien PIK Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations pursuant to the New Second Lien PIK Notes are being issued, and shall be deemed to have been issued, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Second Lien PIK Notes Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Second Lien PIK Notes Documents, (b) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Second Lien PIK Notes Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.    Exit Facility

On the Effective Date, the Combined Consenting Second Lien Noteholders shall provide the Exit Facility in accordance with the terms of the Exit Facility Documents, which terms and conditions shall be acceptable to the Debtors and the Requisite Creditors. The Reorganized Debtors shall use the proceeds of the Exit Facility to pay the outstanding amount of the First Lien Claims and for any other purpose permitted by the Exit Facility Documents. The Exit Facility shall include the following material terms:

a.

The Combined Prepetition Second Lien Noteholders will be offered the opportunity to become a lender under the Exit Facility on a Pro Rata basis, based on each Holder’s respective holdings of Second Lien Notes Claims, through a syndication process.

b.

The Commitment Parties will enter into the Exit Facility Commitment Letter pursuant to which the Commitment Parties shall agree to backstop any portion of the principal amount of the Exit Facility for which the other Combined Prepetition Second Lien Noteholders have not exercised their ability to become a lender under the Exit Facility in accordance with the terms of the Plan and the applicable syndication procedures.

c.	In consideration for their commitments under the Exit Facility Commitment Letter, the Commitment Parties shall receive the Put Option Premium.

d.	Terms of the Exit Facility to include:

i.	Borrower: New Parent

ii.	Guarantors: Each subsidiary of New Parent (other than POG and PQ Holdings)

iii.	Principal Amount: $50 million

iv.	Term: 5 years

v.	Interest Rate: LIBOR + 750 bps (subject to a 1.00% floor)

vi.

Security: Secured by a first lien security interest in the equity of each subsidiary of New Parent (other than POG and PQ Holdings) on the same collateral that secures the Prepetition Term Loan Agreement

C.	Distributions to Holders of General Unsecured Claims

The GUC Administrator shall make distributions to Holders of Allowed General Unsecured Claims to be funded from Cash from the General Unsecured Claims Distribution in accordance with the GUC Administrator Agreement.

D.	Corporate Existence

Except for TDC, Pittrans, and Sea Harvester, and as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the New Organizational Documents and the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation, constituent, or governance documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent, or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

Upon the Effective Date, TDC, Pittrans, and Sea Harvester shall be dissolved automatically, effective on the Effective Date, without the need for any corporate action or approval and without the need for any corporate filings.

E.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, including all Causes of Action, and any property acquired by any of the Debtors shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent or indenture trustee under the Exit Facility Documents or the New Second Lien PIK Notes Documents that are necessary to cancel and/or extinguish such Liens and/or security interests.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or from which the property is being transferred, assigned and/or vested free and clear of. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by this Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment, and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges, or other encumbrances by failing to object to confirmation of this Plan, except as otherwise provided in this Plan.

F.	Cancellation of Existing Securities

Except for the purpose of evidencing a right to distribution under the Plan and except as otherwise provided in the Plan, on the Effective Date: (i) the obligations of the Debtors under the Prepetition Agreements, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors or giving rise to any Claim or Interest shall be cancelled or extinguished and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

On and after the Effective Date, all duties, responsibilities, or obligations of the Prepetition Term Loan Agent under the Prepetition Term Loan Agreement and the Indenture Trustee under the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Prepetition Intercreditor Agreement, and the Collateral Trust Agreement shall be fully discharged. Notwithstanding the foregoing, each of the Indentures and the Collateral Trust

Agreement shall continue in effect solely for the purposes of, as applicable, (a) allowing Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims to receive distributions under the Plan and (b) allowing and preserving the rights of the Indenture Trustees to (i) make distributions in satisfaction of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, (ii) maintain and exercise their respective Charging Liens under the terms of the Indentures or any related or ancillary document, instrument, agreement, or principle of law against Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, as applicable, and distributions thereto, (iii) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred in making such distributions, (iv) maintain and enforce any right to indemnification, expense reimbursement, contribution, or subrogation or any other claim or entitlement that the Indenture Trustees may have under the applicable Indentures and the Collateral Trust Agreement, and (v) appear and raise issues in these Chapter 11 Cases. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Indentures in favor of the Indenture Trustees, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall survive, remain in full force and effect, and be enforceable against the Debtors or their Estates on and after the Effective Date and shall be enforceable through the exercise of the applicable Charging Lien against the Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, as applicable, and distributions thereto.

If the record Holder of any Prepetition Second Lien Notes, Prepetition Second Lien PIK Notes, or PetroQuest Interests is DTC or its nominee or another securities depository or custodian thereof, and such Note or Interest is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each beneficial owner of such Note or Interest shall be deemed to have surrendered its Note or Interest upon surrender of such global security by DTC or such other securities depository or custodian thereof.

G.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects without any further corporate or equityholder action, including, as applicable: (1) issuance of the New Second Lien PIK Notes; (2) execution and delivery of the New Second Lien PIK Notes Documents; (3) the adoption and/or filing of the New Organizational Documents and the Registration Rights Agreement; (4) the authorization, issuance, and distribution of the New Equity; (5) appointment of the directors and officers for New Parent and the other Reorganized Debtors; (6) the Management Incentive Plan on the terms and conditions set forth in the MIP Term Sheet; (7) implementation of the Restructuring Transactions; (8) the dissolution of TDC, Pittrans, and Sea Harvester; and (9) all other actions contemplated by the Plan. Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of New Parent and the other Reorganized Debtors, and any corporate action required by the Debtors, New Parent, or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, New Parent or the other Reorganized Debtors, as applicable. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, New Parent, or the other Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of New Parent and the other Reorganized Debtors, including the Exit Facility Documents, the New Second Lien PIK Notes Documents, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law or contract, including for any vote of shareholders or equityholders.

H.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, New Parent and the other Reorganized Debtors will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities and will comply with all other applicable provisions of section 1123(a)(6) of the Bankruptcy Code regarding the distribution of power among, and dividends to be paid to, different classes of voting securities. From and after the Effective Date, New Parent and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, substantially in the forms set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

I.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors, members or managers of each of the Debtors shall expire automatically, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with this Plan, the New Organizational Documents, and other constituent documents of each Reorganized Debtor. The initial New Parent Board shall consist of five (5) members, consisting of Charles T. Goodson as the President and Chief Executive Officer of New Parent and four (4) additional Persons selected by the Requisite Creditors.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent known, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Boards, as well as those Persons that will serve as an officer of New Parent or any of the Reorganized Debtors. To the extent any such director, member, manager or officer is an Insider, the nature of any compensation to be paid to such director, member, manager or officer will also be disclosed. Each such director, member, manager and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of New Parent and each of the other Reorganized Debtors.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, New Parent and each of the other Reorganized Debtors, the Reorganized Debtors’ officers, and the members of the New Boards are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity and the New Second Lien PIK Notes, in the name of and on behalf of New Parent or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

K.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security (including, without limitation, of the New Equity and the New Second Lien PIK Notes) or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, that the Reorganized Debtors have determined not to (and shall not) commence or prosecute Avoidance Actions against the Holders of General Unsecured Claims, subject in all respects to the Reorganized Debtors’ rights to use such Causes of Action and the underlying facts to defend against any Claims or Causes of Action asserted against the Debtors or Reorganized Debtors. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. A schedule of the Causes of Action known by the Debtors to be retained by the Reorganized Debtors is included as part of the Plan Supplement. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the

Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, without limitation, pursuant to Article VIII hereof, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.L include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

M.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of such D&O Liability Insurance Policies to the extent they are Executory Contracts. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be Filed, and shall survive the Effective Date.

N.	Management Incentive Plan

The Management Incentive Plan will be a comprehensive equity-based award plan as part of the go-forward compensation for the Reorganized Debtors’ management in accordance with the MIP Term Sheet. The Confirmation Order shall authorize and require the New Parent Board to adopt and enter into the Management Incentive Plan, on the terms and conditions set forth in the MIP Term Sheet.

O.	Employee and Retiree Benefits

Except as otherwise provided in the Plan or the Plan Supplement, all written employment, severance, retirement, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, including any key employee incentive plans and/or key employee retention plans that may be approved by the Court in the Chapter 11 Cases and any items approved as part of the Confirmation Order, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, with the consent of the Requisite Creditors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided that the foregoing shall not apply to any equity-based compensation, agreement, or arrangement existing as of the Petition Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

P.	Fees and Expenses of the Consenting Creditors

1.    Payment of Fees and Expenses of the Consenting Creditors

On the Effective Date, to the extent not otherwise paid pursuant to an order of this Court, the Reorganized Debtors shall establish and fund the Consenting Creditors Fee Escrow Account with Cash equal to the Consenting Creditors Fee Reserve Amount. The Consenting Creditors Fee Escrow Account shall be maintained in trust solely for the benefit of the applicable Consenting Creditors Professionals. The funds in the Consenting Creditors Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors and shall not be subject to any Liens.

After the Effective Date, the Consenting Creditors Fees will be subject to a review by the Reorganized Debtors for a period of seven (7) Business Days following submission of each invoice (including reasonable documentation of such fees and expenses), which may be redacted to preserve privilege and/or confidentiality. To the extent the Reorganized Debtors deliver to the applicable Consenting Creditor a written notice of objection within the seven (7) Business Day review period, and the applicable Consenting Creditor and the Reorganized Debtors are unable to resolve such objection on a consensual basis within seven (7) Business Days after such objection has been submitted, the Reorganized Debtors may File with the Court a motion or other pleading setting forth the specific objections to the disputed invoice, and the Court shall adjudicate the matter. The Reorganized Debtors will promptly pay any undisputed Consenting Creditors Fees on the later of the Effective Date or one (1) Business Day following the expiration of the seven (7) Business Day review period. When all such amounts owing to Consenting Creditors have been paid in full, any remaining amount in the Consenting Creditors Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

2.    Consenting Creditors Fee Reserve Amount

Consenting Creditors Professionals shall reasonably estimate their unpaid Consenting Creditors Fees before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date. If any of the Consenting Creditors Professionals does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Consenting Creditors Professional.

Q.	Preservation of the Charging Lien of the Indenture Trustee

Each Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement to obtain payment of its respective fees and expenses and the fees and expenses of its professionals. Reasonable fees and expenses incurred by the Indenture Trustee after the Effective Date in its capacity as Disbursing Agent and for matters related to distributions to the Combined Prepetition Second Lien Noteholders shall be paid by the Reorganized Debtors and any dispute between the Reorganized Debtors and the Indenture Trustee regarding the reasonableness of such fees and expenses may be submitted to the Court for resolution.

R.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the relevant granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

S.	GUC Administrator

The GUC Administrator shall have the power to administer the General Unsecured Claims Distribution and make or authorize distributions to Holders of General Unsecured Claims. Without limiting the generality of the foregoing, the GUC Administrator shall: (a) hold and administer the Cash that comprises the General Unsecured Claims Distribution; (b) have authority to pay from the General Unsecured Claims Distribution all out of pocket expenses incurred in connection with the discharge of its duties under the Plan; (c) have the power and authority to retain such attorneys, advisors, other professionals and employees as may be appropriate to perform the duties required of the GUC Administrator in the Plan and in the GUC Administrator Agreement; (d) make distributions to Holders of General Unsecured Claims as provided in the Plan and in the GUC Administrator Agreement; and (e) provide periodic reports and updates to the Reorganized Debtors regarding the status of the administration of the General Unsecured Claims as may be reasonably required. The GUC Administrator shall have reasonable access to the Reorganized Debtors’ books and records solely for the purpose of claims resolution, administration, and distribution purposes, and the Reorganized Debtors shall agree to provide their reasonable cooperation and commercially reasonable best efforts, as necessary, to assist the GUC Administrator with this process. For the avoidance of doubt, both the Reorganized Debtors and the GUC Administrator reserve the right to participate in the claims reconciliation process with respect to General Unsecured Claims.

Prior to the Effective Date, an amount of Cash from the General Unsecured Claims Distribution estimated by the Creditors’ Committee in consultation with the Debtors and the Requisite Creditors as sufficient to perform the functions of the GUC Administrator in connection with its responsibilities, including fees for its counsel, shall be placed into a segregated account held by the GUC Administrator, and which segregated amount shall not limit the fees and expenses, including fees for its counsel, of the GUC Administrator in the performance of its duties. Any excess amount remaining in the account in connection with the closing of the Chapter 11 Cases will be treated as distributable Cash to Holders of General Unsecured Claims.

Notwithstanding anything contained herein, the Reorganized Debtors shall be responsible for the claims resolution process with respect to those General Unsecured Claims with insurance coverage and the claims asserted by Mack Oil Co. in connection with that certain proceeding pending before the American Arbitration Association, Case No. 01-16-0000-8394.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors or their designated assignee in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or in the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent of the Requisite Creditors, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than three (3) days’ notice to the applicable non-Debtor counterparties.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within the earliest to occur of (1) thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection or (2) thirty (30) days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

At least fourteen (14) days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption or assumption and assignment and proposed amounts of Cure Claims to the applicable counterparties and the Requisite Creditors. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or assumption and assignment or related Cure Claim must be Filed, served and actually received by the Debtors and the Requisite Creditors at least seven (7) days before the Confirmation Hearing. In the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such time as the Cure Notices referred to above have been distributed, a separate Cure Notice of proposed assumption or assumption and assignment and the proposed amount of the Cure Claim with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a hearing will be set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or the proposed Cure Claim will be deemed to have assented to such assumption or assumption and assignment and the Cure Claim. Payment in Cash, on the Effective Date or as soon as reasonably practicable thereafter, to such counterparty of the amount set forth on the applicable Cure Notice shall, as a matter of law, satisfy any and all monetary defaults under the applicable Executory Contract or Unexpired Lease. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or assumption and assignment, such dispute shall be resolved by a Final Order of the Court.

In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Creditors, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date. After such Executory Contract or Unexpired Lease is added to the Schedule of Rejected Executory Contracts and Unexpired Leases, the applicable counterparty shall be served with a notice of rejection of its Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

D.	Insurance Policies

Without limiting Article IV.M, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases, shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors, in each case with the consent of the Requisite Creditors, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease.

G.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate), including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.    Delivery of Distributions

a.	Distribution Record Date

As of the close of business on the Distribution Record Date, (i) the various transfer registers for each of the Classes of Claims and Interests maintained by the Debtors, or their respective agents, and (ii) the transfer books and records of the respective Notes as maintained by the Indenture Trustee, its respective agents, or DTC, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims and Interests. The Debtors, the Reorganized Debtors, the Disbursing Agent, the GUC Administrator, and the Indenture Trustee, as applicable, shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to any distributions made through DTC and shall be made through the facilities of the DTC in accordance with the customary practices of DTC for a mandatory distribution.

b.	Delivery of Distributions in General

Except as otherwise provided herein, distributions to Holders of Allowed Claims shall be made to the Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent for all Claims other than General Unsecured Claims, and by the GUC Administrator for General Unsecured Claims, as follows: (1) to the signatory at the address set forth on the last Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The GUC Administrator, the Debtors, the Reorganized Debtors, and the Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

c.	Delivery of Distributions to Prepetition Term Loan Lenders

Any and all distributions to Holders of First Lien Claims as of the Distribution Record Date shall be governed by the Prepetition Term Loan Agreement. The Prepetition Term Loan Agent shall cooperate with the Debtors and the Reorganized Debtors (including the Disbursing Agent) to enable the Debtors or the Reorganized Debtors (through the Disbursing Agent) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or the Reorganized Debtors (including the Disbursing Agent) with a list of all Holders of First Lien Claims as of the Distribution Record Date, including the address at which each such Holder is authorized to receive its distribution under the Plan and the amount of First Lien Claims held by each such Holder.

d.	Delivery of Distributions to Combined Prepetition Second Lien Noteholders

Any and all distributions to the Holders of the Second Lien Notes Claims as of the Distribution Record Date shall be governed by the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture, as applicable. Each Indenture Trustee shall cooperate with the Debtors and Reorganized Debtors to enable the Debtors or Reorganized Debtors (through the Indenture Trustee) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or Reorganized Debtors with a list of all

Holders of Second Lien Notes Claims as of the Distribution Record Date and the amount of the Second Lien Notes Claims held by each such Holder. Distributions to the Holders of the Second Lien Notes Claims shall be deemed to have been made when reflected in the Reorganized Debtors’ stock register according to the information provided by the Indenture Trustee.

All distributions on account of Allowed Second Lien Notes Claims (a) shall be governed by the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture, as applicable, and (b) will be made to (or in coordination with) the Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee, respectively, which will serve as the Reorganized Debtors’ Disbursing Agent for purposes of making distributions under the Plan to Holders of the Second Lien Notes Claims. The Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (with the accompanying surrender of the Second Lien Notes Claims) and will be entitled to recognize and deal for all purposes under the Plan with DTC, on or as soon as practicable after the Effective Date, consistent with the customary practices of DTC. To the extent that any distributions are not eligible for distribution through DTC, the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee, respectively, or the applicable paying agent, as applicable, shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible; provided that all such distributions shall be subject in all respects to the right of the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee to assert its applicable Charging Liens arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement, against such distributions with respect to any unpaid fees and expenses (including professionals’ fees) or other amounts payable to the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee, or any applicable paying agent, as applicable, under the applicable Indenture and any related or ancillary document, instrument, agreement or principle of law as applicable. All distributions made to Holders of Allowed Second Lien Notes Claims are expected to be eligible to be distributed through the facilities of DTC.

2.    Minimum Distributions

No fractional shares of New Equity or fractions of New Second Lien PIK Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional shares of New Equity or fractions of New Second Lien PIK Notes. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in a fractional share of New Equity or a fraction of New Second Lien PIK Notes, the actual issuance shall reflect a rounding as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity and New Second Lien PIK Notes to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder shall be forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors or their property.

3.    Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Debtors or the Reorganized Debtors (including the Disbursing Agent), as applicable, or the GUC Administrator solely with respect to General Unsecured Claims, shall have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be property of the Reorganized Debtors or distributed to Holders of General Unsecured Claims if part of the General Unsecured Claims Distribution without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

C.	Securities Registration Exemption

Notwithstanding any provision of the Registration Rights Agreement, all shares of New Equity and New Second Lien PIK Notes issued under the Plan will be issued to the fullest extent permitted by section 1145 of the Bankruptcy Code without registration under the Securities Act and any other applicable securities laws. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, subject to certain exceptions if the Holder is an “underwriter” with respect to such Securities, as such term is defined in section 1145(b) of the Bankruptcy Code. In addition, Securities that are exempt pursuant to section 1145 of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The New Equity underlying the Management Incentive Plan will be issued pursuant to an available exemption from registration under the Securities Act and other applicable law. On the Effective Date, PetroQuest shall have deregistered under Section 12 of the Exchange Act and New Parent will be subject to the reporting requirements under Section 15(d) of the Exchange Act.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the New Equity or New Second Lien PIK Notes to be held through the facilities of DTC, none of the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan and Confirmation Order with respect to the treatment of the New Equity or New Second Lien PIK Notes under applicable securities laws, and the Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity or New Second Lien PIK Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depositary services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity and New Second Lien PIK Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depositary services.

D.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors or the Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

E.	Allocations

Each Holder of an Allowed Claim shall have the option to apply such Holder’s Pro Rata share of consideration distributed under the Plan (cash or value) to satisfy outstanding principal of or accrued interest on such Holder’s Allowed Claim, as such allocation is determined by such Holder in its sole discretion.

F.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

G.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the Holder of such Allowed Claim.

H.	Claims Paid or Payable by Third Parties

1.    Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, with respect to Claims other than General Unsecured Claims, and the GUC Administrator with respect to General Unsecured Claims, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a

Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not a Debtor, a Reorganized Debtor, or the GUC Administrator on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors or the GUC Administrator, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors or the GUC Administrator, as applicable, annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.    Claims Payable by Insurers

Holders of Claims that are covered by the Debtors’ insurance policies shall seek payment of such Claims from applicable insurance policies, provided that the Debtors, the Reorganized Debtors, and the GUC Administrator, as applicable, shall have no obligation to pay any amounts in respect of prepetition deductibles or self-insured retention amounts. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.    Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

On or after the Effective Date, the Reorganized Debtors and the GUC Administrator (solely with respect to General Unsecured Claims) shall have any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date

(including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Claims and Interests Administration Responsibilities

1.    Reorganized Debtors

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims (other than General Unsecured Claims); (2) to settle or compromise any Disputed Claim (other than General Unsecured Claims) without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register (except with respect to General Unsecured Claims) to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

2.    GUC Administrator

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the GUC Administrator, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to General Unsecured Claims; (2) to settle or compromise any Disputed Claim that is a General Unsecured Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register (solely with respect to General Unsecured Claims) to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to General Unsecured Claims), may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

D.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Court.

E.	Disputed Claims Reserve

On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to General Unsecured Claims), shall be authorized, in consultation with the Requisite Creditors and the Creditors’ Committee, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve(s) shall be administered by the Reorganized Debtors or the GUC Administrator, as applicable.

1.    Reorganized Debtors

The Reorganized Debtors or the Disbursing Agent may, in their sole discretion, hold Cash in a Disputed Claims Reserve in trust for the benefit of the Holders of Claims (other than General Unsecured Claims) ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

2.    GUC Administrator

The GUC Administrator may, in its sole discretion, hold Cash in a Disputed Claims Reserve from the General Unsecured Claims Distribution in trust solely for the benefit of the Holders of General Unsecured Claims ultimately determined to be Allowed after the Effective Date. The GUC Administrator shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

F.	Time to File Objections to Claims

Subject to Article VII.B. above, any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section

522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable.

Except as provided herein (including with respect to any counterparties to rejected Executory Contracts or Unexpired Leases who are required to File Proofs of Claim after the rejection of their contracts or leases), any and all Proofs of Claim or requests for payment of Administrative Claims, as applicable, Filed after the applicable Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, and applicable deadline for Filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims

After the Claims Bar Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

I.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the Holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in herein.

K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as such Debtor’s Chapter 11 Case is closed, dismissed, or converted.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, which distributions and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all issues in respect of the Chapter 11 Cases (collectively, the “Settled Issues”), including, without limitation:

1.    the valuation of the Reorganized Debtors’ enterprise, including the value of any unencumbered assets;

2.    any dispute regarding the application of the equities of the case exception under section 552(b) of the Bankruptcy Code or surcharge under section 506(c) of the Bankruptcy Code in respect of the First Lien Claims and the Second Lien Notes Claims;

3.    the amount of the First Lien Claims and the Second Lien Notes Claims and such Holders’ Allowed Claims, and the validity and enforceability of the Liens securing such Claims;

4.    the amount of adequate protection claims held by the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders under the Cash Collateral Order;

5.    any challenges to Cash transfers;

6.    any challenges to transfers made by the Debtors to any related Entities;

7.    the releases, exculpations, and injunctions provided in the Plan; and

8.    any claims for payment of administrative expenses as a substantial contribution under section 503 of the Bankruptcy Code.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in any contract, instrument, or other agreement or document created pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

D.	Release of Liens

Except as otherwise specifically provided in the Plan, the New Second Lien PIK Notes Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the New Second Lien PIK Notes Documents), or in any other contract, instrument, agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. In addition, at the Debtors’ or Reorganized Debtors’ sole expense, the Prepetition Term Loan Agent and the Indenture Trustee shall execute and deliver all documents reasonably requested by the Reorganized Debtors, or the administrative agent or indenture trustee for the Exit Facility or New Second Lien PIK Notes to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

E.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Term Loan Agreement, the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in this Article VIII.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Debtors or their Estates asserting any claim or cause of action released pursuant to such releases.

F.	Releases by Holders of Claims and Interests

As of the Effective Date, to the fullest extent of the law, each Releasing Party is deemed to have released and discharged each Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Term Loan Agreement, the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Releasing Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11

Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in this Article VIII.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to such releases.

G.	Exculpation

Except as otherwise specifically provided in the Plan and only to the fullest extent permitted under Bankruptcy Code section 1125(e), no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to this Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

I.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

L.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Confirmation Date

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.    The Court shall have approved in all material respects the compromise and settlement of all the Settled Issues, which approval shall be expressly included in the Confirmation Order;

2.    The Restructuring Support Agreement shall not have been breached in any material respect and shall remain in full force and effect;

3.    The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof;

4.    The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof; and

5.    The Confirmation Order shall have been entered by the Court.

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.    Entry of the Confirmation Order in a form and substance acceptable to the Requisite Creditors, and such order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

2.    All of the Consenting Creditors Fees shall have been paid or escrowed, as applicable, by the Debtors in accordance with the terms hereof;

3.    All fees ordered to be paid pursuant to the Cash Collateral Order, including the Consenting Creditors’ reasonable and documented professional fees, shall have been paid or will be paid prior to or contemporaneously with the Effective Date in accordance with the terms hereof and the Cash Collateral Order;

4.    The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

5.    The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

6.    The Second Lien PIK Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the New Second Lien PIK Notes shall have been waived or satisfied in accordance with the terms thereof, and the issuance of the New Second Lien PIK Notes shall be deemed to occur concurrently with the occurrence of the Effective Date;

7.    The Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

8.    All other Definitive Documentation shall be acceptable in all respects to the Requisite Creditors and executed in accordance with the terms hereof;

9.    All conditions precedent to the issuance of the New Equity, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

10.    The New Organizational Documents shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors and shall have been duly filed with the applicable authorities in the relevant jurisdictions;

11.    All governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

12.    All documents and agreements necessary to implement the Plan, including any revised employment agreements, shall have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including, without limitation, the Exit Facility Documents); and

13.    All Allowed Professional Fee Claims approved by the Court shall have been paid in full and the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount.

C.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors and the Requisite Creditors without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained herein and the terms of the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan; provided that such modifications do not modify the treatment of General Unsecured Claims as provided in the Plan without the consent of the Creditors’ Committee. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their right to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that such modifications do not modify the treatment of General Unsecured Claims.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors, with the consent of the Requisite Creditors, reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors, with the consent of the Requisite Creditors, revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; or (iv) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent allowed by applicable law, including jurisdiction to:

1.    Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3.    resolve any matters related to: (a) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V hereof, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease;

4.    ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7.    adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the Restructuring Support Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Restructuring Support Agreement;

9.    enter and enforce any order for the sale of property pursuant to section 363 or 1123 of the Bankruptcy Code;

10.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Restructuring Support Agreement;

11.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1 hereof;

14.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.    determine any other matters that may arise in connection with or relate to the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16.    adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring Transactions;

17.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18.    determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20.    hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21.    enforce all orders previously entered by the Court;

22.    hear any other matter not inconsistent with the Bankruptcy Code;

23.    enter an order concluding or closing the Chapter 11 Cases; and

24.    enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rule 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, with the consent of the Requisite Creditors and in accordance with the terms and conditions set forth in the Restructuring Support Agreement, and with the consent of the Creditors’ Committee with respect to the treatment of General Unsecured Claims, the Debtors may File with the Court such agreements and other documents, in form and substance acceptable to the Requisite Creditors, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, with the consent of the Requisite Creditors, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve automatically, and the respective members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided that such dissolution shall not affect the standing of Professionals for the Creditors’ Committee to submit and prosecute requests for payment of Professional Fee Claims and any appeals thereof. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee after the Effective Date other than Allowed Professional Fee Claims, whenever incurred including, without limitation, those incurred after the Effective Date in connection with the consummation and implementation of the Plan.

D.	Reservation of Rights

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Holder of any Claim with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any claimant with respect to any Claims or Interests.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

Any pleadings, notice, or other documents required by the Plan to be served on or delivered to the following parties shall be served as follows:

Reorganized Debtors	PetroQuest Energy, Inc. 400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508 Attn:Charles T. Goodson

Attorneys to the Debtors	Porter Hedges LLP 1000 Main Street Houston, Texas 77002 Attn:John F. Higgins E. James Cowen

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn:Hector Duran, Jr.

Counsel to the Consenting Creditors

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Michael S. Stamer

Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, Texas 75201
Attn: Sarah Link Schultz

Counsel to the Creditors’ Committee	Heller, Draper, Patrick, Horn & Manthey, L.L.C. 650 Poydras Street, Suite 2500 New Orleans, Louisiana 70130 Attn: William H. Patrick, III

Counsel to the Prepetition Term Loan Agent	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attn: Pamela Bruzzese-Szczygiel

Counsel to the Indenture Trustee	Reed Smith LLP 1201 Market Street, Suite 1500, Wilmington, Delaware 19801 Attn:Kurt F. Gwynne

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Plan Supplement, the Restructuring Support Agreement, the Exit Facility Documents, the Registration Rights Agreement, and the New Second Lien PIK Notes Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/PetroQuest or the Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Creditors and with respect to General Unsecured Claims, the Creditors’ Committee. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Requisite Creditors’ consent; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel

Each Holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

* * * *

Respectfully submitted, as of the date first set forth above,

Dated: January 14, 2019	PETROQUEST ENERGY, INC. on behalf of itself and all other Debtors

/s/ Charles T. Goodson
Charles T. Goodson
President and Chief Executive Officer
400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508